EXHIBIT 16.1




McGladrey & Pullen, LLP
-----------------------
Certified Public Accountants




August 30, 2000



Securities and Exchange Commission
Washington, DC   20549

We were previously the independent accountants for Hi-Shear Technology Corp., and on August 1, 2000, we reported on the consolidated financial statements of Hi-Shear Technology Corp. as of and for the two years ended May 31, 2000. On August 25, 2000, we declined to be considered for appointment as independent accountants of Hi-Shear Technology Corp.

We have read Hi-Shear Technology Corp.'s statements included under Item 4 of its Form 8-K dated September 1, 2000, and we agree with such statements.



/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP